Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT dated June 16, 1998 by and between Public Service Enterprise Group Incorporated, a New Jersey Corporation, (“Enterprise”) and E. James Ferland (the “Executive”), is dated as of December 20, 2004 (the “Second Amendment”).

WHEREAS, the Executive is currently serving as Chairman of the Board, President and Chief Executive Officer of Enterprise and as Chairman of the Board and Chief Executive Officer of its subsidiaries Public Service Electric and Gas Company, a New Jersey corporation, and PSEG Energy Holdings Inc. (“Energy Holdings”), a New Jersey corporation;

WHEREAS, the Executive and Enterprise entered into an employment agreement dated June 16, 1998 (the “Employment Agreement”);

WHEREAS, the Executive and Enterprise entered into a first amendment to the Employment Agreement dated November 20, 2001 (the “First Amendment”);

WHEREAS, Enterprise has agreed to merge with Exelon Corporation (the “Transaction”) pursuant to an Agreement and Plan of Merger dated as of the same date as this Agreement (the “Merger Agreement”);

WHEREAS, the Shareholders of Enterprise shall exchange their outstanding shares of Enterprise common stock for shares of Exelon Corporation common stock on the effective date of the Transaction (the “Closing Date”);

WHEREAS, following the consummation of the Transaction, the Executive is willing to commit himself to be employed by Exelon Corporation on the terms and conditions herein set forth; and

WHEREAS, the parties desire to enter into this Agreement amending the terms and conditions of the Employment Agreement, as amended, as of the Closing Date and for the remainder of the Employment Period:

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

First

This Second Amendment to the Employment Agreement shall only become effective on the consummation of the Transaction on the Closing Date and shall be rendered void and without effect if the Merger Agreement is terminated for any reason prior to the consummation of the Transaction.

Second

Section 1(b) of the Employment Agreement is amended to read as follows:

(b)        Term. The term of the Executive’s employment under this Agreement (the “Employment Period”) shall commence as of the date hereof and shall continue until March 31, 2007.

Third

Section 2 of the Employment Agreement is amended to read as follows:

(a)        Position. On the Closing Date, the Executive shall be elected to serve as a member of and as the Chairman of the Board of Directors of Exelon Corporation and shall continue in those positions through the end of the Employment Period.

(b)        Reporting Duties and Powers. Commencing on the Closing Date and continuing through March 31, 2007, the Executive shall report to the Board of Directors of Exelon Corporation, shall preside at all meetings of the Board of Directors, shall, in consultation with the Chief Executive Officer of Exelon Corporation, establish the agenda for meetings of the Board of Directors, shall perform those other duties customary to the position of Chairman of the Board of Directors, and shall perform such other duties as may be reasonably assigned to him from time to time by the Chief Executive Officer. For the remainder of the Employment Period following the Closing Date, the Executive shall be an employee of Exelon Corporation, but shall have no executive office or exercise any executive powers.

(c)        End of Employment Period. At the end of the Employment Period (the “Retirement Date”), the Executive shall voluntarily retire from all offices held with Exelon Corporation and shall be entitled to a pension unreduced for early retirement and calculated in accordance with Section 3(f) hereof (hereinafter referred to as “Retirement”).

(d)        Board Membership. On the Closing Date, the Executive shall be elected as a member of and Chairman of the Board of Directors of Exelon Corporation and he shall continue in those positions until the end of the Employment Period. The Executive shall resign as a director of Exelon Corporation effective March 31, 2007.

(e)        Other Positions. On the Closing Date, the Executive shall resign from any and all offices, positions or directorships that he holds at Enterprise or any other affiliate or subsidiary of Enterprise and from and after the Closing Date shall serve only as the non-executive Chairman of the Board of Directors of Exelon Corporation.

(f)         Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform such responsibilities in a professional manner. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an officer and director of the Company in accordance with this Agreement.

Fourth

Sections 3(a), (b) and (c) of the Employment Agreement shall be amended to read as follows:

(a)        Base Salary. From and after the Closing Date, the annual rate of base salary payable to the Executive during the Employment Period (the “Annual Base Salary”) shall be established by the Compensation Committee of the Board of Directors of Exelon Corporation (the “Compensation Committee”). During the Employment Period, the Annual Base Salary shall be reviewed by the Compensation Committee for possible increase at least annually. Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased. Notwithstanding anything else in this Section 3(a) to the contrary, in no event will the Executive’s Annual Base Salary from and after the Closing Date be less than the annual base salary payable to the Executive under the Employment Agreement immediately prior to the Closing Date.

(b)        Annual Incentive Compensation. The Board of Enterprise has established the Management Incentive Compensation Plan (“MICP”) for the benefit of the officers and other key employees of the Company, including the Executive. With respect to the Executive’s MICP awards for the year in which the Closing Date occurs, the Executive shall be treated in a manner no less favorable than that applicable to other executive officers of Enterprise. From and after the Closing Date, the Executive’s target annual incentive compensation under the MCIP or any successor plan will be determined by the Compensation Committee in accordance with past practices, but in no event will the Executive’s target annual incentive compensation be less than 100% of the Executive’s Annual Base Salary.

(c)        Long-Term Incentives. The Board of Enterprise has established the Long Term Incentive Plan (“LTIP”) for the benefit of the officers and other key employees of the Company, including the Executive. With respect to LTIP awards outstanding on the Closing Date, the Executive shall be treated in a manner no less favorable than that applicable with respect to comparable LTIP awards made to other executive officers of Enterprise. From and after the Closing Date, the type and amount of awards under the LTIP or any successor plan will be determined by the Compensation Committee from time to time, and awards shall be payable to the Executive in accordance with the terms of the LTIP, but in no event shall the Executive’s target award be less than 300% of the Executive’s Annual Base Salary.

Fifth

Section 3(e) of the Employment Agreement shall be amended to read as follows:

(e)        Employee Benefit Programs. During the Employment Period (i) the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the same extent as other senior executives of the Company and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, and, upon retirement, all applicable retirement benefit plans to the same extent and subject to the same terms, conditions, cost-sharing requirements and the like, as other senior executives of the Company, as such plans may be amended from time to time, and as supplemented hereby. Following a Change in Control (as defined Section 6(b) of the Employment Agreement), no benefit coverage available to the Executive and/or to his family under any such plan, practice, policy or program shall be materially reduced without the prior written consent of the Executive. Notwithstanding anything else contained in this paragraph to the contrary, to the extent that it is determined that during the Executive’s service following the Closing Date that it is necessary or advisable for tax or regulatory reasons to exclude the Executive from participation in any such plan, program or arrangement, the Executive shall be provided with a substantially equivalent economic benefit (including a gross-up for taxes incurred with respect to any benefits that would have been provided on a tax exempt, but not tax deferred, basis) on a basis that replicates to the maximum extent possible the benefit that would have been provided to him under such plan, program or arrangement.

Sixth

The Executive and Enterprise acknowledge and agree that the consummation of the Transaction on the Closing Date shall constitute a “Change in Control” for purposes of Section 6(b) of the Employment Agreement. The Executive and Enterprise further acknowledge and agree that the Executive recommended the Transaction to the Board of Directors of Enterprise. Accordingly, the Executive hereby waives his right to resign his employment for “Good Reason” during the remainder of the Employment Period pursuant to:

A. Section 4(c)(i)(A) of the Employment Agreement, by reason of the changes to the Executive’s titles, authority, duties, responsibilities and reporting lines as set forth in the amendments to Sections 2(a) and (b) of the Employment Agreement contained in Section Third of this Second Amendment;

B. Section 4(c)(i)(B) of the Employment Agreement, by reason of the failure by the Board of Directors of Enterprise or Exelon Corporation, as the case may be, to elect the Executive to the position of Chief Executive Officer of Enterprise or of Exelon Corporation on or after the Closing Date; or

C. Section 4(c)(i)(D) of the Employment Agreement, by reason of the appointment of any person other than the Executive to the position of Chief Executive Officer of Enterprise or of Exelon Corporation to any other position or title conferring similar status or authority.

Other than as specifically set forth in this Section Sixth, Section 4(c) of the Employment Agreement shall remain in full force and effect, but shall be applied and interpreted as applicable to the position and duties set forth in Section 2 of the Employment Agreement, as modified by Section Third of this Second Amendment.

The Executive and Enterprise further agree that the amendment to Sections 2(a), (b), (d) and (e) of the Employment Agreement, as set forth in Section Third of this Second Amendment, shall not be deemed to constitute a termination of the Executive’s employment without Cause following a Change in Control pursuant to Section 4(b)(i) of the Employment Agreement.

Seventh

Section 5(e) of the Employment Agreement is amended to read as follows:

(e)        Retirement. If the Executive retires at the expiration of the Employment Period, the Executive shall be paid the Accrued

Obligations in a lump sum in cash within 30 days of the Date of Termination and the Executive shall be entitled to any other Benefits in accordance with their terms. The portion, if any, of the Stock Award that shall not have vested on or before that date shall vest as though the Executive resigned his employment for “Good Reason” in accordance with Section 3(d)(ii) of the Employment Agreement. Further, any Prior Equity Awards (including any awards under the LTIP or any successor plan) shall vest and all options shall remain exercisable until the Expiration Date (as that term is defined under the LTIP). Finally, any compensation previously deferred (other than pursuant to tax-qualified plan) by or on behalf of the Executive (together with any accrued interest or earnings thereon), whether or not vested, shall become vested on the Date of Termination and shall be paid in accordance with the terms of the plan, policy or practice under which it was deferred. Exelon Corporation shall take all such actions as may be necessary to effectuate the foregoing.

Eighth

Section 12(g) of the Employment Agreement is amended by adding at the end thereof the following new sentence:

Notwithstanding the foregoing, if any benefit provided herein is deemed to be “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, which has not been earned and vested prior to January 1, 2005, this Employment Agreement shall be deemed to be amended as necessary to conform such benefit and the payment thereof to the requirements of Section 409A.

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, Enterprise have caused this Agreement to be executed as of the day and year first above written.

/s/ E. James Ferland

E. JAMES FERLAND

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
By:	/s/ Shirley Ann Jackson

Shirley Ann Jackson Chair of the Organization and Compensation Committee